UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2014

Vistaprint N.V.

(Exact Name of Registrant as Specified in Charter)

The Netherlands	000-51539	98-0417483
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Hudsonweg 8 Venlo The Netherlands	5928 LW
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 31 77 850 7700

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On May 5, 2014, in order to provide us with flexibility to repurchase our ordinary shares at times when our management believes it may be beneficial for our business, our Supervisory Board authorized the repurchase of up to 6,500,000 of our issued and outstanding ordinary shares on the open market (including block trades that satisfy the safe harbor provisions of Rule 10b-18 pursuant to the U.S. Securities Exchange Act of 1934), through privately negotiated transactions, or in one or more self tender offers. This share repurchase authorization expires on May 7, 2015, and we may suspend or discontinue the repurchase program at any time. Our Supervisory Board approved this new repurchase program pursuant to the authorization we received from our shareholders in November 2013, and this new program replaces the previous repurchase program approved by our Supervisory Board, which will expire on May 8, 2014.

The Supervisory Board’s authorization does not necessarily mean that we will repurchase the full number of shares over the term of the repurchase program. Our management will determine the timing and amount of shares repurchased based on its evaluation of many factors, including but not limited to our share price relative to our anticipated future cash flows, our ability to use operating cash flow and/or debt to repurchase the shares while staying within our debt covenants which may not allow us to repurchase the full number of shares based on our leverage, the amount of cash and/or debt capacity we have for other uses including general operating purposes, general shareholder concentration, and liquidity concerns, as well as the purchase parameters set by our shareholders and the Supervisory Board. Any repurchased shares will be available for use in connection with our equity compensation plans and corporate acquisitions, and we expect to fund the repurchase program by using our operating cash flows or by drawing on our credit facility or other forms of debt financing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 5, 2014	VISTAPRINT N.V.

	By:	/s/ Michael C. Greiner
Michael C. Greiner
Senior Vice President, Corporate Finance and Chief Accounting Officer